EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2003 Management Incentive Plan and the 2004 Director Stock Compensation Plan of Magellan Health Services, Inc. of our reports dated February 23, 2005, with respect to the consolidated financial statements of Magellan Health Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and Magellan Health Services, Inc. management's assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Magellan Health Service, Inc. and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                                                         /s/ ERNST & YOUNG LLP


Baltimore, Maryland
March 9, 2005